Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: MAY 19, 2009		(513) 793-3200

LSI INDUSTRIES INC. ANNOUNCES
A DELAY IN FILING FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2009, AND PLANS
TO AMEND  CERTAIN PRIOR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION RELATED TO GOODWILL IMPAIRMENT EXPENSE

Cincinnati, OH; May 19, 2009 – LSI Industries Inc. (NASDAQ:  LYTS) today announced that it will amend its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and Form10-Q for period ended December 31, 2008 to revise the amount of goodwill impairment expense reported.  LSI expects to file its Form 10-Q for the period ended March 31, 2009 after the filing of such amendments.  The net effect on the March 31, 2009 balance sheet is unchanged from that reported in the Company’s press release of May 11, 2009.

           Goodwill impairment expense in the amount of $27,149,000 and $12,669,000 in the quarters ended June 30, 2008 and December 31, 2008, respectively, was recorded in the financial statements of the Company.  Based upon the Company’s analysis as of this date, the Company overstated the goodwill impairment expense by approximately $393,000 in these two periods, on a cumulative basis.  A summary of the expected impact on the Company’s consolidated statements of operations and balance sheet from what was originally reported is as follows for the periods indicated:

Period	Goodwill Impairment Expense	Net Income (Loss)	Goodwill on the Balance Sheet
June 2008	$974,000 expense reduction	$674,000	$974,000 increase

September 2008	none	none	$974,000 increase

December 2008	$581,000 expense increase	$(315,000)	$393,000 increase

March 2009	none	none	$393,000 increase
Net Effect	$393,000 expense reduction	$359,000 income	$393,000 increase

Additionally, the Company and its independent registered public accounting firm expect to report in the amended Form 10-K for the year ended June 30, 2008 a material weakness in its internal controls over financial reporting related solely to its goodwill impairment testing method which aggregated related reporting units together for the test, rather than testing each individual reporting unit for impairment of goodwill.  The existence of this material weakness as of June 30, 2008 requires amendment of the Form 10-K and two subsequently filed Form 10-Qs.

LSI Industries Inc.
May 19, 2009

As indicated in the Company’s press release dated May 11, 2009, the revisions to the Company’s impairment charges do not affect cash, liquidity, the cash dividend policy, tangible net worth, or the borrowing capability of LSI Industries.  Adjusting for the change to the goodwill impairment calculations, the Company’s revised balance sheet at March 31, 2009 is expected to be substantially unchanged with current assets of $89.8 million, current liabilities of $17.1 million and working capital of $72.7 million, and the current ratio remains at 5.26 to 1.  Goodwill is expected to be reported at $1.8 million, an increase of approximately $0.4 million, and shareholders’ equity is expected to be revised upward to $131.5 million.  The Company has no long-term debt, and has borrowing capacity on its commercial bank facilities as of March 31, 2009 of $47 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $47 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Unrelated to the revision of goodwill impairment expense, in these amended filings of the 10-K and 10-Qs the Company expects to realign its business segment reporting to break out additional segments.
The Company’s business segment reporting currently consists of a Lighting Segment and a Graphics Segment.  The realignment and increase in the number of reportable business segments, which should be determined within approximately ten days, will not result in any changes to the Company’s balance sheet, statement of operations, earnings per share, cash flow statement or financial position in any period.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North American, South American, Asian, Australian, New Zealand and European markets.

LSI Industries Inc.
May 19, 2009

Building upon its success with the Crossover® LED canopy fixture, LSI’s Lighting Segment is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment.  The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,200 people in facilities located in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.